Exhibit 99.1
The Lovesac Company Appoints Alan Boehme to Its Board of Directors

STAMFORD, Conn., August 27, 2025 -- The Lovesac Company (Nasdaq: LOVE) ("Lovesac" or the "Company"), the Designed for Life home and technology brand best known for its Sactionals, The World's Most Adaptable Couch, today announced that Alan Boehme has been appointed to the Board of Directors, effective August 27, 2025.

Andrew Heyer, Chairman of the Board of Directors, stated, "We are thrilled to welcome Alan to our Board. His exceptional track record of driving digital transformation, operational excellence, and technology-enabled growth makes him an invaluable addition to Lovesac. His deep expertise in retail technology and omnichannel expansion perfectly aligns with our innovative model and long-term growth objectives."

Mr. Boehme is a seasoned global technology and business leader with over three decades of experience in consumer goods, retail, and manufacturing. He has served as CIO, CTO, and innovation chief for some of the world’s most recognized brands, including H&M Group, Procter & Gamble, and The Coca-Cola Company, where he led large-scale technology transformations, delivered significant cost efficiencies, and pioneered consumer engagement through advanced technologies.

Mr. Boehme currently serves as Founder & President of Technology Transformation Group Inc., advising public and private companies, private equity firms, and high-growth startups on enterprise technology strategy, operational efficiency, and innovation commercialization. As a founding board member of the Cloud Security Alliance and a strategic advisor to multiple high-profile technology companies, Mr. Boehme brings deep expertise in AI, cybersecurity, retail technology, and digital transformation.

About The Lovesac Company
Based in Stamford, Connecticut, The Lovesac Company (NASDAQ: LOVE) is a technology driven company that designs, manufactures and sells unique, high-quality furniture derived through its proprietary Designed for Life approach which results in products that are built to last a lifetime and designed to evolve as customers' lives do. The current product offering is comprised of modular couches called Sactionals, the Sactionals Reclining seat, premium foam beanbag chairs called Sacs, the PillowSac™ Chair, an immersive surround sound home theater system called StealthTech, and an innovative sofa seating solution called EverCouch™. As a recipient of Repreve's 8th Annual Champions of Sustainability Award and Edison Awards' 38th Annual Best New Product Awards for Sustainable Consumer Products, responsible production and innovation are at the center of the brand's design philosophy with products protected by a robust portfolio of utility and design patents. Products are marketed and sold primarily online directly at www.lovesac.com supported by a physical retail presence in the form of Lovesac branded showrooms, as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, CITYSAC, DESIGNED FOR LIFE, SACTIONALS, SAC, STEALTHTECH, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in the U.S. Patent and Trademark Office.

Investor Relations Contacts:
Caitlin Churchill, ICR
(203) 682-8200
InvestorRelations@lovesac.com